Exhibit 10.1

ENGAGEMENT AGREEMENT

THIS AGREEMENT is made the 22nd day of May 2006.

BETWEEN:	CONSOLIDATED WATER CO. LTD.,
a Cayman Islands company having its registered office at
Regatta Office Park, Windward 3, 4th Floor, West Bay Road
P.O. Box 1114 GT, Grand Cayman, B.W.I.
(“the Company”)
AND:	DAVID W. SASNETT
of 16254 SW 67th Court, Ft. Lauderdale, Florida 33331
(the “CFO”)

IT IS HEREBY AGREED:

Engagement

1.	Subject to satisfaction of the condition precedent in Clause 14, the CFO is hereby engaged as Executive Vice President and Chief Financial Officer of the Company from the 3rd day of June, 2006 to the 31st of December, 2007 (the “Term”) subject to the termination provisions set out in Clauses 20 and 21 hereof and to the extension provisions set out in Clause 23 hereof.

2.	The CFO is a Director of the Company and, subject to re-election by the shareholders from time to time, shall remain so, for the duration of this Agreement, upon the same terms as other Executive Directors of the Company.

Remuneration

3.	The CFO’s remuneration will be US$155,000.00 per annum, payable monthly in arrears (the “Base Salary”).

4.	In addition, during the Term of this Agreement, the Company will pay the cost of providing medical insurance in the United States, with coverage reasonably equivalent to that generally provided for the Company’s Cayman Islands employees from time to time, for the CFO and his immediate family.

5.	In addition, during the Term of this Agreement, the Company will make all statutory payroll contributions required of employers in the United States, including but not limited to FICA, Medicare, SUI, and WC in respect of the CFO to the appropriate United States regulatory agencies as mandated by applicable United States laws.

6.	As of January 1st each year, the CFO’s Base Salary will be reviewed by the Chief Executive Officer (“CEO”) who may grant an increase but shall not reduce the CFO’s Base Salary below the level set out in Clause 3 hereof.

7.	If, within 90 days of the date of this Agreement in respect of the year 2006, and by not later than March 31st in each calendar year commencing with the year 2007, the CFO and the CEO have agreed to Performance Goals for that calendar year, and if such Performance Goals are met for that year, then the Company shall pay to the CFO a Performance Bonus for that year in an amount not less than 25% of the CFO’s Base Salary for that calendar year as adjusted by Clause 6. The Board of Directors, in its sole and absolute discretion may determine to pay an amount in excess of 25% of the CFO’s Base Salary for a calendar year as adjusted by Clause 6. In any calendar year that all of the Performance Goals are not met, the Board of Directors, in its sole and absolute discretion, may, but shall not be obligated to, pay the CFO a Performance Bonus in an amount determined by the Board of Directors. The Performance Bonus shall be paid entirely in cash.

The Performance Bonus, if any, calculated as aforesaid for a calendar year shall be paid not later than the following 28th February or within 14 days of the first directors’ meeting of the Company for that following year, whichever is later.

8.	Subject to the approval by the stockholders of the Company, which stockholder vote will occur by no later than August 31, 2007, the Company will issue the equivalent value of US$40,000 of ordinary shares of the Company to the CFO. Such shares will vest quarterly in increments of 12.5% over a two year period beginning on the date hereof. On each anniversary of the date hereof, provided the CFO remains employed by the Company and stockholder approval has been obtained for the issuance of ordinary shares to the CFO, the Company will issue the equivalent value of US$40,000 of ordinary shares to the CFO, which shares shall be subject to the same vesting schedule as set forth in the preceding sentence. If the stockholders of the Company do not approve the issuance of ordinary shares to the CFO by the date of the Company’s Annual General Meeting in 2007 (or if no such meeting is held in 2007), the Company will pay in cash to the CFO US$ 40,000 for each year commencing with 2006, until such time as the stockholders vote to either approve the issuance of ordinary shares to the CFO or vote against the issuance of shares to the CFO.

For purposes of determining the number of ordinary shares equivalent in value to US$40,000, the average of the closing bid and asked prices of the ordinary shares on the principal market on which such ordinary shares are traded for the five business days prior to the date that the ordinary shares are issued to the CFO shall be used.

9.	During the first calendar year of this Agreement, the Company will provide the CFO with a monthly automobile expense allowance of US$700. This monthly automobile allowance will increase on January 1 of each subsequent calendar year by US$50 per month (or US$600 per year) during the term of this Agreement.

Responsibilities

10.	The CFO’s work will be performed mainly in South Florida, United States of America.

11.	The CFO shall devote the whole of his business time and attention to perform his duties hereunder and shall use his best endeavors to promote the Company’s interests and welfare. These duties include responsibility for certain administrative functions in the U.S and providing financial advice and assistance to the CEO.

As Chief Financial Officer, the CFO will generally provide strategic and operational direction to the Company’s financial function and assist the Board and senior management in establishing financial and operating strategic objectives and policies to ensure attainment of corporate objectives.

In this regard, the CFO shall perform the duties commonly performed by a Chief Financial Officer of a United States publicly listed company which duties include, in conjunction with reasonable and appropriate subordinate staff to be provided by the Company, the following:-

(a)	maintaining the accounts of the Company, its wholly-owned subsidiaries and managed affiliates (collectively “the Group”);

(b)	managing subordinate staff in the Group’s accounting and administrative departments;

(c)	preparing all annual and quarterly financial reports to be filed with the U.S. SEC in a timely manner, including financial statements and disclosures included in management’s discussion and analysis;

(d)	preparing financial information required for U.S. SEC or other regulatory agency filings relating to the issue by the Company of debt and/or equity, including historical financial data, pro forma financial statements, financial projections and other financial data included in the filings;

(e)	liaising with the Group’s independent accountants and internal auditors and the Company’s Audit Committee, and promptly preparing and communicating all information requested by the independent accountants, internal auditors and the Audit Committee during the course of the annual audit, quarterly reviews, or any other review;

(f)	preparing monthly management accounts and analytical analysis of monthly performance versus projections and prior periods for presentation to management and the Board of Directors;

(g)	preparing financial and other reports for various government, local government and regulatory agencies as required in the operating licenses of the Group Companies, and communicating that information to the CEO and the applicable regulatory bodies;

(h)	monitoring Group compliance with debt security documentation, contracts and Licenses and preparing bank covenant compliance calculations for the Group, as required in the Company’s loan agreements, from time to time, and communicating that information to the CEO and the applicable banks;

(i)	preparing and maintaining the consolidated budget for the Group;

(j)	assessing, establishing and maintaining the Group’s disclosure controls and procedures (as defined in Rule 15d-15(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”);

(k)	assessing, establishing and maintaining the Group’s internal control over financial reporting procedures (as defined in Rule 15d-15(f) of the 1934 Act;

(l)	overseeing the supervision of subordinate accounting and administrative personnel, including work allocation, training, and problem resolution; evaluating performance and making recommendations for personnel actions; motivating employees to achieve peak productivity and performance;

(m)	maintaining the Company’s share register, for all classes of shares, outstanding stock options, and warrants, and liaising with the Company’s stock transfer agent; and

(n)	carrying out all duties reasonably required of and assigned to him by the CEO, which he shall discharge in accordance with directions of the CEO.

The CFO shall perform his duties under this Agreement during normal business hours from Monday to Friday inclusive (save on bank holidays) but he accepts that his duties, which include traveling on the Company’s business both within the United States of America and abroad, may, from time to time, require work to be undertaken on Saturdays, Sundays and bank and public holidays.

The CFO shall directly report to the CEO, diligently follow and implement all management policies and decisions which the CEO communicates to him, prepare and forward in a timely manner all reports and accountings requested by the CEO, the Board of Directors, or any statutory body having regulatory authority over the Company and/or its subsidiaries, and shall generally be responsible for the Company’s financial management and administration functions.

Except when required to do so by law, the CFO shall not directly or indirectly knowingly engage in any activities or work which are deemed by the Board to be detrimental to the best interests of the Company.

The Company and the CFO will enter into an indemnification agreement identical to that approved at the August 11, 2004 Annual General Meeting of the Company.

12.	In case of inability to work due to illness or injury, the CFO shall notify the Company immediately and produce a medical certificate for any absence longer than ten working days.

13.	The CFO is entitled to up to ten (10) days sick leave per year without a medical certificate.

14.	This Agreement is conditional upon the CFO undergoing a medical examination in such form as is usual and customary in the Cayman Islands or the United States, the results of which must demonstrate to the CEO’s satisfaction that the CFO is capable of performing the responsibilities set forth in Clauses 10 and 11. The Company will meet the cost of such medical examination, or any amounts not covered by the CFO’s health insurance plan.

Holidays

15.	The CFO is entitled, during every calendar year to the following holidays during which his remuneration will continue to be payable:

(a)	all public holidays in the United States of America but not in the Cayman Islands unless the CFO is in the Islands on Company business over a Cayman public holiday, and

(b)	four (4) weeks vacation to be taken at a time to be approved by the CEO.

Reimbursement of Expenses/Fees Earned

16.	(a) All expenses for which the CFO claims reimbursement shall be in accordance with any policies established by the Company from time to time and shall be within the operating budgets approved by the Board of Directors. The Company shall reimburse the CFO for the costs incurred by the CFO in his performance of his duties and responsibilities under this Agreement upon production of the necessary vouchers or, if he is unable to produce vouchers, on the CFO proving, to the CEO’s satisfaction, the amount he has spent for those purposes.

(b)	All fees and payments received by the CFO for or in relation to acting as director or officer of a subsidiary or affiliate of the Company shall be the property of the Company and the CFO shall account to the Company for the same.

Non-Competition

17.	The CFO agrees, as a separate and independent agreement, that he will not during any period for which he has been remunerated hereunder, and for a period of one (1) year thereafter, whether for his own account or for the account of any other person, firm or company, either alone or jointly with or as manager, agent for or employee of or as consultant to any person, company or firm, directly or indirectly, carry on or be engaged or concerned or interested in any person firm or entity who conducts business identical to or similar to that conducted by the Group in any jurisdiction in which the Group carries on business (whether directly or indirectly).

Company Information, Documents, Confidentiality, and Non-Solicitation

18.	(a) All information, documents, books, records, notes, files, memoranda, reports, customer lists and other documents, and all copies of them, relating to the Group’s business or opportunities which the CFO keeps, prepares or conceives or which become known to him or which are delivered or disclosed to him or which, by any means come into his possession, and all the Group’s property and equipment are and will remain the Group’s sole and exclusive property both during the term of this Agreement and after the termination or expiration thereof;

(b)	If this Agreement is terminated for any reason, or if the Company at any time requests, the CFO must promptly deliver to the Company the originals and all copies of all relevant documents that are in his possession, custody or control together with any other property belonging to the Group, provided, however, that should the CFO require access to copies of such documents for any reasonable purpose, the Company shall provide the same at his request;

(c)	The CFO shall not, at any time during the Term of this Agreement or within one year after its termination or expiration, either for his own account or for the account of any other person, firm or company, solicit, interfere with or endeavor to entice away from the Group any person, firm or company who, at any time during the currency of this Agreement were employees, customers or suppliers of or were in the habit of dealing with the Group.

19.	Except where such information is a matter of public record or when required to do so by law, the CFO must not, either before or after this Agreement ends, disclose to any person any information relating to the Group or its customers of which he becomes possessed while acting as the CFO.

Termination

20.	At the option of the Company, this Agreement shall terminate and, except to the extent previously accrued, all rights and obligations of both parties under it shall cease if the CFO:

(a)	dies; or

(b)	is adjudicated bankrupt or makes any arrangement or composition with his creditors; or

(c)	is convicted of any felony (whether or not relating to the Company or its subsidiaries or affiliates).

21.	(a) The Company may terminate this Agreement forthwith if the CFO knowingly commits any act or omission that could reasonably be expected to result in material harm to the business or reputation of the Company or any of its subsidiaries or affiliates, which failure and/or conduct continues un-remedied for ten (10) days after written notice from the CEO to the CFO setting forth in reasonable detail a description of such conduct, and, except to the extent previously accrued, all rights and obligations of both parties under this Agreement shall cease.

(b)	If through physical or mental illness, the CFO is unable to discharge his duties for sixty (60) successive days, as to which a certificate by any doctor appointed by the Company will be conclusive, then

1.	the CFO will be relieved of his duties, his salary reduced to US$1,000.00 per annum and his bonus entitlement suspended, but

2.	the Company will continue to pay the full cost of providing medical insurance for the CFO and his wife and minor children,

until the CFO is able once again to resume his duties in full.

If this incapacity continues for a period of one year (including the 60-day period referred to above) the CFO’s employment will be deemed to have been terminated by mutual consent at the expiration of that period.

(c)	The CFO may give six (6) months written notice of termination to the Company and if he does so, this Agreement shall terminate at the expiration of that period and, except to the extent previously accrued, all rights and obligations of both parties under it shall cease.

22.	If this Agreement is terminated by the CFO in accordance with Clause 21(c) or by the Company in accordance with Clause 21(a) , all unvested ordinary shares issuable to the CFO pursuant to Clause 8 shall be forfeited by the CFO. If this Agreement is otherwise terminated or in the event of a Change in Control, as defined below, during the term of this Agreement, all unvested ordinary shares issuable to the CFO pursuant to Clause 8 shall vest immediately.

If there is a Change of Control of the Company, then the CFO, at his option, may terminate this Agreement upon ninety (90) days’ prior written notice (“Notice Period”) to the Company after the Change in Control. In such event, the Company shall pay the CFO on the last business day of the Notice Period in cash in one lump sum an amount equal to twice the CFO’s then-current Base Salary. The parties agree that this paragraph is subject to modification if required by the final regulations to be issued under Section 409A of the United States Internal Revenue Code.

For the purposes of this Agreement, a “Change of Control” shall be deemed to have taken place if: (i) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, publicly announces that such person or group has become the beneficial owner of more than 50% of the combined voting power (“Controlling Voting Power”) of the then outstanding securities of the Company that may be cast for the election of directors of the Company and (ii) the persons who were directors of the Company before such event shall cease to constitute a majority of the Board of Directors of the Company, or any successor to the Company, as the direct or indirect result of any person or group acquiring Controlling Voting Power.

Extension

23.	On or before September 30th of each year during the Term of this Agreement (or any extension thereof), the CEO shall determine whether to extend the Term of this Agreement, and if the CEO so determines, the term of this Agreement shall be extended such that the term shall continue for two (2) years from January 1st of the next following year.

In the event that the CEO determines not to extend the Agreement in any year, the Term of this Agreement shall expire on December 31st of the next following year.

Notices

24.	Any notice to be served under this Agreement must be in writing and shall be deemed to be duly served if it is handed personally to the Secretary of the Company or to the CFO as the case may be, or if it is sent by registered post to the address at the head of this Agreement. A notice sent by post shall be deemed to be served on the third day following the date on which it was posted.

Previous Agreements Superseded

25.	This Agreement supersedes all prior contracts and understandings between the parties save that benefits earned or accrued under prior contracts shall not be extinguished or affected.

Waiver

26.	No change or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom it is sought to be enforced.

Severability of Provisions

27.	Whenever possible, each provision of this Agreement must be interpreted in such manner as to be effective and valid. If any provision of this Agreement or the application of it is prohibited or is held to be invalid, that prohibition or invalidity will not affect any other provision, or the application of any other provision which can be given effect without the invalid provision or prohibited application and, to this end, the provisions of this Agreement are declared to be severable.

Headings

28.	The headings herein are included for convenience only and have no legal effect.

Applicable Law and Jurisdiction

29.	This Agreement shall be construed and the legal relations between the parties determined in accordance with the laws of the Cayman Islands to the jurisdiction of the courts of which the parties hereby agree to submit. The CFO appoints (“the Process Agent”) whose address at the date of this Agreement is his agent in the Cayman Islands to receive on his behalf service of copies of the summons and complaint and any other process which may be served in any action or proceeding under this Agreement. Such service may be made by personally serving the Process Agent at the Process Agent’s above address, with a copy to the CFO at his address above, and the CFO irrevocably authorizes and directs the Process Agent to accept such service on his behalf.

EXECUTED for and on behalf of	)	CONSOLIDATED WATER CO. LTD.
CONSOLIDATED WATER CO. LTD.	)
By:	)
In the presence of:	)
)
)
____________________________		)
Witness		/s/ Frederick W. McTaggart_______

President and Chief Executive Officer
EXECUTED by DAVID SASNETT	)
In the presence of:	)
)
)
)
____________________________		)/s/ David Sasnett__________________

Witness		DAVID W. SASNETT